                              PACRIMEAST CABLE SYSTEM

                       CONSTRUCTION AND MAINTENANCE AGREEMENT






Certified as a true and
accurate copy of the
PacRimEast Cable System
Construction and Maintenance
Agreement


                                                        J E Spencer
                                                        Secretary
                                                        OTC Limited

                                                               December 1990

                              PACRIMEAST CABLE SYSTEM
                       CONSTRUCTION AND MAINTENANCE AGREEMENT

                                 TABLE OF CONTENTS


PARAGRAPH NO.       HEADING                                             PAGE NO.
-------------       -------                                             --------
1.                  DEFINITIONS                                            2

2.                  CABLE SYSTEM SEGMENTS                                  5

3.                  PROCUREMENT GROUP                                      6

4.                  PROVISION AND CONSTRUCTION OF SEGMENT B                7

5.                  PROVISION OF SEGMENTS A AND C                          8

6.                  OWNERSHIP OF SEGMENTS AND ADDITIONAL PROPERTY          8

7.                  MANAGEMENT COMMITTEE                                   9

8.                  DEFINITION OF SEGMENT B CAPITAL COSTS                  11

9.                  ALLOCATION AND BILLING OF SEGMENT B CAPITAL COSTS      12

10.                 USE OF SEGMENT A                                       15

11.                 USE OF SEGMENT C                                       19

12.                 OBLIGATION TO CONNECT THE CABLE SYSTEM WITH            24
                    INLAND SYSTEMS

13.                 OBLIGATION TO PROVIDE TRANSITING FACILITIES            25
                    TO EXTEND CABLE SYSTEM CAPACITY

14.                 ALLOCATION AND USE OF CAPACITY                         26


PARAGRAPH NO.       HEADING                                            PAGE NO.
-------------       -------                                            --------
15.                 EXPANSION OF NOTIONAL CAPACITY                         31

16.                 DECREASE OR INCREASE OF DESIGN CAPACITY                31

17.                 DUTIES AND RIGHTS AS TO OPERATION AND MAINTENANCE      32
                    OF SEGMENTS

18.                 OPERATING AND MAINTENANCE COSTS OF SEGMENT B -         35
                    ALLOCATION AND BILLING

19.                 SHARING OF CONTRACTUAL OBLIGATIONS AND LIABILITY       37

20.                 KEEPING AND INSPECTION OF BOOKS FOR SEGMENT B          38

21.                 GOVERNMENTAL APPROVALS                                 40

22.                 ASSIGNMENT OF RIGHTS AND OBLIGATIONS                   40

23.                 DEFAULT                                                41

24.                 ADMISSION OF ADDITIONAL PARTIES                        42

25.                 RATIFICATION OF PRIOR DECISIONS AND ACTIONS            43

26.                 RESOLUTION OF DISPUTES                                 43

27.                 RELATIONSHIP OF PARTIES TO EACH OTHER                  44

28.                 PRIVILEGES FOR DOCUMENTS OR COMMUNICATIONS             44

29.                 PERIOD OF AGREEMENT AND REALISATION OF ASSETS          44

30.                 BILLS, PAYMENTS AND NOTICES                            46

                              PACRIMEAST CABLE SYSTEM

                       CONSTRUCTION AND MAINTENANCE AGREEMENT


THIS AGREEMENT, made and entered into as of the 5th day of December 1990, between and among the parties signatory hereto (hereinafter collectively called "Parties" and individually called "Party"), which Parties are identified in Schedule A attached hereto and made a part hereof, as it may be amended from time to time in accordance with this Agreement,

                                     WITNESSETH:

WHEREAS

A. Telecommunication services are being provided within the Pacific Region and beyond by means of submarine cable, satellite and other facilities; and

B. The Parties propose to supplement such facilities by providing a high capacity optical fibre submarine cable system linking New Zealand and Hawaii to be known as the PacRimEast Cable System (hereinafter called the "Cable System") which will be used to provide telecommunication services between and among points in or reached via New Zealand and Hawaii; and

C. It is the intention of the Parties to each acquire an investment share in the Cable System corresponding to at least the quantity of MAUOs required to meet their respective needs for the use of the Cable System through the year 2005; and

D. It is the intention of the Parties that the Cable System provide service protection for other cable facilities in the Pacific region in which the Parties have an interest; and

E. An agreement entitled "The Initial Agreement To Cooperate In The Provision of Digital Cables To Interconnect Australia And New Zealand With USA And Japan" has been entered into between AT&T, KDD, OTC and TNI effective 28 September 1987 (hereinafter called the "Initial Agreement") under which certain initial activities relating to provision of the Cable System, as therein defined, have proceeded in advance of this Agreement; and

F.     By a First Supplemental Agreement to the Initial Agreement effective
8 February 1988, a Second Supplemental Agreement to the Initial Agreement effective 9 March 1988, a Third Supplemental Agreement to the Initial Agreement effective 24 May 1988, a Fourth Supplemental Agreement to the Initial Agreement effective 28 August 1988, a Fifth Supplemental Agreement to the Initial Agreement effective 26 June 1989, a Sixth Supplemental Agreement to the Initial Agreement effective 28 September 1989 and a Seventh Supplemental Agreement to the Initial Agreement effective 4 December 1990, 32 additional parties were admitted as parties to the Initial Agreement; and

G. The Parties now desire to define the terms and conditions upon which the Cable System will be provided, constructed, maintained and operated,


NOW, THEREFORE, the Parties, in consideration of the mutual covenants herein expressed, covenant and agree with each other as follows:

1.     DEFINITIONS

       The following definitions shall apply to certain terms used in this
       Agreement:

       Annexes: Annexes shall be the annexes attached hereto and made a part hereof.

       Basic System Module:   A Basic System Module of the Cable System shall
                              consist of a 139,264,000 bits per second digital line section with interface in accordance with CCITT Recommendation G.703 (Blue Book).

Cable Landing Point:          Cable Landing Point shall be the beach joint or,
                              if there is no beach joint, the mean high water mark of ordinary spring tides.

Carrier Parties:              Carrier Parties shall mean all of the Parties
                              other than Transpacific.

Common Reserve                Capacity in excess of the Notional Capacity and
Capacity:                     being the difference between the Notional Capacity
                              and the Design Capacity.

Country: The word "country" as used in this Agreement shall mean a country, territory or place, as appropriate.

Date of                       The Date of Provisional Acceptance shall be the
Provisional                   date specified in the Certificate of Provisional
Acceptance:                   Acceptance issued in accordance with a Supply
                              Contract.

Design Capacity:              The Design Capacity of the Cable System shall be
                              one (1) fibre pair providing four (4) Basic System
                              Modules, providing 7,560 MAUOs, or any increase or decrease pursuant to Subparagraph 16(a).

Initial Parties:              AT&T, KDD, OTC and TNI.

Management                    Management Committee refers to the PacRimEast
Committee:                    Cable System Management Committee to be
                              established under Paragraph 7.

Minimum Assignable           A unit designated as the minimum practical unit of
Unit of Ownership:            ownership, allowing the use of 73,684.656 bits per
(MAUO)                        second in each direction between System Interface
                              locations. The Minimum Assignable Unit of
                              Ownership (MAUO) in the Cable System shall consist of 64,000 usable bits per second and the additional 9,684.656 bits per second required for multiplexing each of the 1890 such MAUOs which constitute a Basic System Module and is used for purposes of ownership allocation. Such ownership allocation shall be in terms of half interests in MAUOs allocated to Parties in accordance with Paragraph 14 and Schedule D.


Notional                      The capacity assigned to the Parties as shown
Capacity:                     in Schedule D.

Ready for Service:            Ready for Service (RFS) refers to the date when
(RFS)                         the Parties agree to place the Cable System into
                              operation. For purposes of this Agreement, RFS shall be on or before 31 March 1993, or such other date as may be agreed upon by the Management
                              Committee.

Schedules:                    Schedules shall be the initial schedules attached
                              hereto and made a part hereof and any written amendments thereto or any schedules substituted therefor in accordance with the provisions of this Agreement.

Supply Contract:              Supply Contract refers to any contract entered
                              into pursuant to Subparagraph 4(a).

System Interface:             The nominal 140 Megabits per-second digital
                              input/output ports on the digital distribution frame (excluding the digital distribution frame itself) where the Basic System Module connects with other transmission facilities or equipment.

United States                 The United States Carrier Parties are AT&T,
Carrier Parties:              HTC, MCII, OTI, TRT/FTC, US SPRINT and WORLDCOM.

2.     CABLE SYSTEM SEGMENTS

       In accordance with the arrangements contained in this Agreement, the Cable System shall be provided, constructed, maintained and operated between New Zealand and Hawaii and, for the purposes of this Agreement, shall be regarded as consisting of the following segments:

       SEGMENT A:    A cable station at Takapuna, New Zealand.

       SEGMENT B:    The whole of the submarine cable system provided between
       and including the System Interfaces at the cable stations in New Zealand and Hawaii, and shall also include:

              (i) all transmission, power feeding and special test equipment directly associated with the submersible plant;

              (ii) the power equipment provided wholly for use with the equipment listed in (i) above;

              (iii) the transmission cable equipped with appropriate repeaters and joint housings between the cable stations; and

              (iv) the sea earth cable and electrode system and/or the land earth system, or an appropriate share thereof, associated with the Cable System power feeding equipment.

       SEGMENT C:    A cable station at Keawaula, Hawaii.

       Segments A and C shall each consist of:

              (i) an appropriate share of the land and buildings at the specified locations for the cable landing and for the cable route between a cable station and its respective Cable Landing Point and an appropriate share of common services and equipment at each of those locations together with equipment in each of those cable stations solely associated with the Cable System, but which is not a part of Segment B; and

              (ii) multiplex equipment down to the primary level of 2 Mbit/s associated solely and directly with assigned capacity in the Cable System, wherever such multiplex equipment is located.
                     In the event such multiplex equipment is located away from the cable station, the cable station provider shall be solely responsible for the entire cost of the provision and maintenance of adequate connecting facilities between the cable station and the location of the multiplex equipment.


3.     PROCUREMENT GROUP

       (a) A Procurement Group shall be formed, comprised of the Initial Parties. This Group shall act as trustees for the Parties and be solely responsible for all actions as may be required to contract, on a joint but not several basis, in shares as agreed between them, with the supplier(s) to provide Segment B of the Cable System. The Procurement Group shall assume the responsibilities and continue the activities of the Initial Procurement Group established under the Initial Agreement in respect of the Initial Procurement Group's work related to the Cable System and shall undertake the on-going tasks of coordinating and managing the overall project during construction.

       (b) The Procurement Group's terms of reference are contained in Annex 1.

       (c) No decision of the Procurement Group shall override any provisions of this Agreement or in any way diminish the rights granted to any of the Parties under this Agreement.

4.     PROVISION AND CONSTRUCTION OF SEGMENT B

       (a) The provision and construction of Segment B shall be through contract(s) to be placed by the Procurement Group as trustees for each of the Parties with supplier(s) (herein referred to as the "Supply Contract(s)") designated by the Procurement Group itself. The placing of the Supply Contract(s) by the Procurement Group shall be subject to authorisation by the Management Committee.

       (b) Each of the Procurement Group shall hold in trust for the Parties in the separate percentages set forth in Schedule C all the rights, benefits, privileges, claims, entitlements, commitments, convenants, warranties, guarantees, indemnities, conditions, promises, agreements or undertakings created by or arising out of or in connection with any Supply Contract or made or given by any supplier to the Procurement Group pursuant to any Supply Contract and any monies paid to the Procurement Group pursuant to or arising out of or in connection with any Supply Contract.

       (c) Each of the Parties to this Agreement shall be entitled on request to receive a copy of the Supply Contract(s), subject to the acceptance by each such Party of any reasonable conditions of confidentiality imposed by the Supply Contract(s).

       (d) In the event that Segment B fails to meet the specifications referenced in the Supply Contract(s) for its provision, fails to provide the specified capacity, or is not engineered, provided, installed and ready in sufficient time to meet the Date of Provisional Acceptance, or if the supplier(s) is (are) otherwise in material breach of the relevant Supply Contract(s), the Procurement Group shall take such actions as may be necessary to exercise the rights and remedies available under the terms and conditions of the Supply Contract(s). Such actions by the Procurement Group shall be subject to any direction deemed necessary by the Management Committee.

       (e) The members of the Procurement Group shall not be liable to any other Party for any loss or damage sustained by reason of a supplier's failure to perform in accordance with the terms and conditions of its Supply Contract, or as a result of the Cable System not being ready for provisional acceptance on or before the date specified in the Supply Contract(s), or if the Cable System does not perform in accordance with the technical specifications and other requirements of the Supply Contract(s), or if the Cable System is not integrated or placed into operation. The Parties recognise that the Procurement Group does not guarantee or warrant (i) the performance of the Supply Contract(s) by the supplier(s), (ii) the performance or reliability of Segment B of the Cable System, or (iii) that the Cable System will be integrated or placed into operation; and the Parties hereby agree that nothing in this Agreement shall be construed as such a warranty or guarantee.

5.     PROVISION OF SEGMENTS A AND C

       (a) Segment A of the Cable System shall be provided and made available by TNI for use in accordance with Paragraph 10.

       (b) Segment C of the Cable System shall be provided and made available by AT&T for use in accordance with Paragraph 11.

       (c) TNI in respect of Segment A and AT&T in respect of Segment C shall each make available to the other Parties any reasonable information required by the Parties relating to the provision, construction or installation of those Segments, subject to any reasonable conditions of confidentiality imposed by the respective owners of those Segments.

6.     OWNERSHIP OF SEGMENTS AND ADDITIONAL PROPERTY

       (a)    Segment A of the Cable System shall be owned by TNI.

       (b) Segment B of the Cable System shall be owned by the Parties in common and undivided shares, in the proportions set forth in Schedule C. Ownership of Segment B shall vest in the Parties upon ownership vesting in the Procurement Group in accordance with the Supply Contract(s).

       (c)    Segment C of the Cable System shall be owned by AT&T.

       (d) In this Agreement, references to any segment of the Cable System, however expressed, shall be deemed to include, unless the context otherwise requires, additional property incorporated therein by agreement of the Parties. Each segment shall be regarded as including its related spare and standby units and components including, but not limited to, submersible repeaters, cable lengths and terminal equipment.

7.     MANAGEMENT COMMITTEE

       (a) The Parties shall form a PacRimEast Cable System Management Committee (herein referred to as the "Management Committee"), which shall consist of one representative of each of the Parties to this Agreement. Except as otherwise provided in this Agreement (which exception shall include decisions related to procurement which shall be made by the Procurement Group in accordance with Paragraphs 3 and 4), the Management Committee shall make all decisions necessary on behalf of the Parties to effect the purposes of this Agreement.

       (b) Two or more Parties may designate the same person to serve as their representative at specific meetings of the Management Committee and its subcommittees established pursuant to Subparagraph 7(e). OTC shall provide a person to act as the Coordinator of the Management Committee. The Management Committee will meet on the call of the Coordinator or whenever requested by one or more Parties representing at least 5% of the total voting interests specified in Schedule B. The Coordinator shall give at least 30 days' advance notice, which shall include a draft agenda, of each meeting to the Parties. In cases of emergency, such notice period may be reduced if Parties representing at least 75% of the total voting interests so agree. Discussion documents for each meeting should be made available to members 14 days before the meeting, but the Management Committee may agree to discuss papers distributed on less than 14 days' notice. For the conduct of its meetings, the Management Committee shall elect a Chairman at each meeting.

       (c) All decisions made by the Management Committee shall be subject, in the first place, to consultation among the designated representatives of the Parties who shall make every reasonable effort to reach agreement with respect to matters to be decided. However, in the event agreement cannot be reached, with the exception of those matters to be determined pursuant to Subparagraphs 14(q), 16(a) and 24(b), the decision will be carried on the basis of a vote representing a simple majority of the total voting interests of the Parties as specified in Schedule B, provided such simple majority includes at least one Party from south of the equator and two Parties from north of the equator. A member of the Management Committee representing more than one Party shall separately cast the votes to which each Party it represents is entitled.

       (d) No decision of the Management Committee, or its subcommittees or any other group established by the Management Committee shall override any provisions of this Agreement.

       (e) To aid the Management Committee in the performance of its duties, the Management Committee may establish such subcommittees or groups as it shall determine within its discretion, to provide assistance in the performance of its responsibilities. The following subcommittees shall initially be formed, and said subcommittees, under the direction of the Management Committee, shall be responsible for their respective areas of interest listed in Annex 2 and any other areas of interest designated by the Management Committee:

              (i) Operations and Maintenance Subcommittee (hereinafter called "O&M Subcommittee"); and

              (ii) Financial and Administrative Subcommittee (hereinafter called "F&A Subcommittee").

       Subcommittees shall meet at least once annually after the date of this Agreement and more frequently if necessary, until two years following the RFS date and thereafter as may be appropriate. Meetings of a subcommittee may be called to consider specific questions at the discretion of its chairman, or whenever requested by one or more Parties representing at least 5% of the voting interests specified in Schedule B. The respective chairman of each subcommittee, or a designated representative of each subcommittee, shall attend Management Committee meetings and meetings of each other subcommittee in an advisory capacity as necessary. On or about two years after RFS, the Management Committee shall determine whether any of its subcommittees should remain in existence. If the Management Committee determines that one or more of its subcommittees shall not remain in existence, the responsibilities assigned to a subcommittee whose existence has been terminated under this Subparagraph 7(e) shall revert to the Management Committee.

8.     DEFINITION OF SEGMENT B CAPITAL COSTS

       (a) Capital costs, as used in this Agreement, refers to costs incurred in engineering, providing, and constructing Segment B, or causing it to be engineered, provided, and constructed, or to laying or causing to be laid cables, repeaters and joint housing, or to installing or causing to be installed cable system equipment, and shall include:

              (i) appropriate costs, including financial charges attributable to other Parties' shares of such costs, incurred in respect of specific activities such as desk top surveys, marine surveys and cable system development activities, in respect of the Cable System, required to be undertaken prior to entry into force of this Agreement;

              (ii) those costs payable to the supplier(s) under the Supply Contract(s); and

              (iii) those costs directly incurred by OTC, AT&T and TNI which shall be fair and reasonable in amount and not included in the Supply Contract(s), and which have been directly and reasonably incurred for the purpose of, or to be properly chargeable in respect of, such engineering, provision, construction, installation and laying of Segment B, including, but not limited to, the costs of engineering, design, materials, manufacturing, procurement and inspection, installation, removing (with appropriate reduction for salvage), cable ship and other ship costs, route survey, burying, testing associated with laying or installation, customs duties, taxes (except income tax imposed upon the income of a Party), financial charges attributable to other Parties' shares of costs incurred, supervision, billing activities, overheads and insurance or a reasonable allowance in lieu of insurance if such Party elects to carry a risk itself, being a risk which is similar to one against which a supplier has insured or against which insurance is usual or recognised or would have been reasonable.

       (b) Such costs shall exclude costs incurred by the Parties in the holding of Management Committee meetings, Procurement Group meetings and meetings of the subcommittees established pursuant to Subparagraph 7(e) or the attendance by the Parties' representatives at such meetings.

9.     ALLOCATION AND BILLING OF SEGMENT B CAPITAL COSTS

       (a) The total capital costs of engineering, providing, constructing and installing Segment B, including any additional work or property incorporated in Segment B subsequent to RFS by agreement of the Parties, shall be borne by the Parties in the proportions set forth in Schedule C.

       (b) OTC, AT&T and TNI shall promptly render bills to each of the other Parties for such Parties' pro rata shares of costs payable under the Supply Contract(s) and for costs directly incurred by OTC, AT&T and TNI in accordance with Paragraph 8 and financial charges attributable to other Parties' shares of such costs. Such bills shall be rendered by OTC, AT&T and TNI not more frequently than once a month and in accordance with Schedule C and shall contain a reasonable amount of detail to substantiate them. On the basis of such bills, each Party shall pay to OTC, AT&T and TNI or to such entity as OTC, AT&T and TNI may designate, the amounts owed by the end of the calendar month following the calendar month in which the bill was rendered. In the case of bills containing costs billed on a preliminary billing basis, appropriate adjustments will be made in subsequent bills promptly after the actual costs involved are determined.

       (c) As soon as practicable after RFS, the amount of each Party's share of the costs of Segment B shall be computed by OTC, AT&T and TNI, as appropriate, and they shall make appropriate adjustments and render any necessary bills or arrange for any necessary refunds by way of final settlement in order that each Party may bear its proper share of the costs as provided in this Paragraph 9.

       (d) If, subsequent to RFS, additional property or equipment is incorporated in the Cable System by agreement of the Management Committee, the costs thereof shall be borne by the Parties in the proportions as set forth in Schedule C.

       (e) For purposes of this Agreement, financial charges shall be computed at as follows:

              (i) For bills rendered by OTC and TNI, financial charges shall be computed at a rate equal to the lowest publicly announced prime overdraft rate in the currencies of Australia and New Zealand by the following banks on the fifteenth day of the month in which the costs were incurred by the billing Parties:

                     A.     BILLS RENDERED BY OTC;

                            Westpac Banking Corporation, Sydney



                     B.     BILLS RENDERED BY TNI;

                            Bank of New Zealand, Wellington

              (ii) For bills rendered by AT&T, financial charges shall be computed at a rate equal to the lowest publicly announced prime rate or commercial lending rate, however described, for 90-day loans in the currency of the United States of America, as applicable, by the following banks on the fifteenth day of the month in which the costs were incurred by AT&T:

                     Citibank, N.A., New York City;
                     Chase Manhattan Bank N.A., New York City;
                     and Manufacturer's Hanover Trust Company, New York City

       (f) Amounts billed and not paid when due shall accrue extended payment charges from and including the day following the day on which payment was due until paid. For purposes of this Agreement, paid shall mean that the funds are available for immediate use by the recipient. For purposes of this Agreement, extended payment charges shall be computed at rates equal to 125 percent of the relevant rates for financial charges as defined in Subparagraph 9(e) on the day following the day on which payment was due.

       (g) In the event that applicable law does not allow the imposition of financial charges or extended payment charges at the rates established in accordance with Subparagraph 9(e) or 9(f) respectively, financial charges and extended payment charges shall be at the highest rates permitted by applicable law, which in no event shall be higher than the rates computed in accordance with Subparagraphs 9(e) and 9(f) respectively.

       (h) A bill shall be deemed to have been accepted by the Party to whom it is rendered if that Party does not present a written objection before the date when payment is due. If such objection is filed, all Parties concerned shall make every reasonable effort to settle promptly the dispute concerning the bill in question. If the objection is sustained and the objecting Party has paid the disputed bill, the amount of overpayment shall be refunded promptly to the objecting Party by the Party by or for whom the bill was rendered, together with any financial charges calculated thereon at the relevant rate determined in accordance with Subparagraph 9(e) from and including the date of payment of the bill to the date on which the refund is transmitted to the objecting Party. If the objection is not sustained and the objecting Party has not paid the disputed bill, said Party shall pay such bill promptly together with any extended payment charges calculated thereon at the relevant rate determined in accordance with Subparagraph 9(f) from and including the day following the day on which payment of the bill was due until paid. Nothing in this Subparagraph 9(h) shall relieve a Party from paying those parts of a bill that are not in dispute.

       (i) Credits for refunds of appropriate financial charges and bills for extended payment charges will not be rendered if the amount of charges involved is less than US$100 or its equivalent in the currency of billing.


10.    USE OF SEGMENT A

       (a) Each Party which has no ownership interest in Segment A shall be permitted to use Segment A, including any additions thereto, to the extent required for the purpose of using the Cable System and carrying on the related activities at that location in accordance with this

       Agreement. Such use will be deemed to commence from RFS or from the date a Party first places any of its capacity into operation, whichever occurs first, and shall continue for the duration of this Agreement.

       (b) For the use of Segment A, the Parties shall pay TNI an amount calculated by reference to the capital costs reasonably incurred in providing Segment A and periodic charges based upon the costs of maintenance, supervision and operation, in the proportions specified in Schedule C. Where the use of Segment A or of certain equipment situated therein, such as power supply or testing and maintenance equipment, is shared by the Cable System and other communications systems terminating at Segment A, the capital, operating, maintenance and supervision costs of such shared cable station or equipment (not solely attributable to a particular communications system or systems) will be allocated among the systems involved in the proportions in which they use the shared equipment or facility. For such purposes, use of a shared cable station or of shared cable station equipment therein attributable to a particular system shall be determined on the basis of the ratio of: (i) the installed cost of the cable station equipment (excluding shared equipment) associated with the particular cable system to (ii) the installed cost of the cable station equipment (excluding shared equipment) associated with all systems, including the Cable System, which make use of the shared facility.

       (c) Capital costs, as used in this Paragraph 10 with reference to the provision of Segment A, including land, access roads, cable rights-of-way, ducts and buildings located at Segment A, or causing it to be provided and constructed, or to installing or causing to be installed Segment A equipment, shall include all expenditures incurred which shall be fair and reasonable in amount and either to have been directly and reasonably incurred for the purpose of, or to be properly chargeable in respect of, such provision, construction and installation, including, but not limited to, the purchase costs of land, building costs, amounts incurred for development, engineering, design, materials, manufacturing, procurement and inspection, installation, removing (with appropriate reduction for salvage), testing associated with installation, customs duties, taxes (except income tax imposed upon the income of a Party), financial charges attributable to other Parties' shares of costs, supervision, billing activities, overheads and insurance or a reasonable allowance in lieu thereof. Losses against which insurance was not provided, or for which an allowance in lieu thereof was not provided, or for which an allowance in lieu thereof was not taken, shall constitute capital costs. Operating and maintenance costs for Segment A, as used in this Paragraph 10, shall include costs reasonably incurred in operating and maintaining the facilities involved, including, but not limited to, the cost of attendance, testing, adjustments, repairs and replacements, customs duties, taxes (except income tax imposed upon the income of a Party) paid in respect of such facilities, billing activities, administrative costs, financial charges attributable to other Parties' shares of costs, and costs and expenses reasonably incurred on account of claims made by or against other persons in respect of such facilities or any part thereof and damages or compensation payable by TNI on account of such claims. Costs, expenses, damages, or compensation payable to TNI on account of claims made against other persons shall be shared by the Parties in the same proportions as they share the costs of operating and maintaining Segment A.

       (d) In the event that the cable station located at Segment A is not available for the landing and termination of the Cable System for any reason, TNI, with the agreement of the other Parties, shall take all necessary measures to ensure that another suitable cable station will be available for the Cable System for the duration of this Agreement on fair and equitable terms.

       (e) In the event of a sale or other disposition of Segment A or part thereof prior to the termination of this Agreement, TNI shall share with the other Parties any net proceeds, or costs, of such sale or disposition received, or expended, by TNI, to the extent allocable to the Cable System, in the proportions specified in Schedule C at the time of the sale or disposition.

       (f) Subject to Subparagraph 10(e), nothing contained in this Agreement shall be deemed to vest in any Party other than TNI, any salvage rights in Segment A or any cable station substituted therefor.

       (g) TNI shall keep and maintain such books, records, vouchers, and accounts of all costs that are incurred in the design, engineering, provision, construction and installation, as appropriate, of Segment A for a period of three (3) years from RFS or the date the work is completed, whichever is later.

       (h) With respect to operating and maintenance costs of Segment A, such books, records, vouchers and accounts of costs, as are relevant, shall be kept and maintained by TNI for a period of three (3) years from the date on which the corresponding bills to the Parties are rendered.

       (i) In keeping and maintaining books, records, vouchers, and accounts of costs pursuant to Subparagraphs 10(g) and 10(h), TNI shall afford the other Parties the right to review or audit said books, records, vouchers, and accounts of costs. In affording the right to review or audit, TNI shall be permitted to recover, from the Party or Parties requesting the review or audit, the entire cost reasonably incurred in complying with the review or audit. Such right of review and audit pursuant to this Subparagraph 10(i) shall only be exercisable through the F&A Subcommittee in accordance with the F&A Subcommittee's audit procedures.

       (j) After RFS the Management Committee shall arrange for a final audit to be conducted by the F&A Subcommittee. The costs of such audit shall be borne by the Parties in the proportions specified in Schedule C.

       (k) In respect of bills rendered pursuant to this Paragraph 10, each party shall pay TNI, in the currency in which the bill is rendered, the amount owed by the end of the calendar month following the calendar month in which the bill was rendered. In the case of bills containing costs billed on a preliminary basis, appropriate adjustments will be made in subsequent bills promptly after the actual costs involved are determined.

       (l) Amounts billed pursuant to this Paragraph 10 and not paid when due shall accrue extended payment charges from and including the day following the day on which payment was due until paid, said charges to be computed and applied in accordance with Subparagraphs 9(f) and 9(g).

       (m) The billing procedures specified in Subparagraphs 9(h) and 9(i) shall be applicable to all bills rendered pursuant to this Paragraph 10.

11.    USE OF SEGMENT C

       (a) Each Party which has no ownership interest in Segment C is hereby granted by AT&T an IRU interest in Segment C, including any additions thereto, to the extent required for the purpose of using the Cable System and carrying on the related activities at that location in accordance with this Agreement. Such IRU interest will be deemed to commence from RFS or from the date a Party first places any of its capacity into operation, whichever occurs first, and shall continue for the duration of this Agreement.

       (b) For the IRU interest in Segment C, the Parties shall pay AT&T that portion of the capital costs and of the operating and maintenance costs of Segment C including additions thereto, allocable to the Cable System on the basis of use. Where the use of Segment C or of certain equipment situated therein, such as power supply or testing and maintenance equipment, is shared by the Cable System and other communications systems terminating at Segment C, the capital, operating, maintenance and supervision costs of such shared cable station or equipment (not solely attributable to a particular communications system or systems) will be allocated among the systems involved in the proportions in which they use the shared equipment or facility. For such purposes, use of a shared cable station or of shared cable station equipment therein attributable to a particular system shall be determined on the basis of the ratio of:
       (i) the installed cost of the cable station equipment (excluding shared equipment) associated with the particular cable system to (ii) the installed cost of the cable station equipment (excluding shared equipment) associated with all systems, including the Cable System, which make use of the shared facility.

       (c) In the event that the cable station located at Segment C is not available for the landing and termination of the Cable System for any reason, AT&T, with the agreement of the other Parties, shall take all necessary measures to ensure that another suitable cable station will be available for the Cable System for the duration of this Agreement on terms and conditions similar to those contained in this Agreement.

        (d) Capital costs, as used in this Paragraph 11 with reference to the provision of Segment C, including land, access roads, cable rights-of-way, ducts and buildings located at Segment C, or causing it to be provided and constructed, or to installing or causing to be installed Segment C equipment, shall include all expenditures incurred which shall be fair and reasonable in amount and either to have been directly and reasonably incurred for the purpose of, or to be properly chargeable in respect of, such provision, construction and installation, including, but not limited to, the purchase costs of land, building costs, amounts incurred for development, engineering, design, materials, manufacturing, procurement and inspection, installation, removing (with appropriate reduction for salvage), testing associated with installation, customs duties, taxes (except income tax imposed upon the income of a Party), financial charges attributable to other Parties' shares of costs, supervision, billing activities, overheads and insurance or a reasonable allowance in lieu thereof. Losses against which insurance was not provided, or for which an allowance in lieu thereof was not taken, shall constitute capital costs. Operating and maintenance costs for Segment
        C, as used in this Paragraph 11, shall include costs reasonably incurred in operating and maintaining the facilities involved, including, but not limited to, the cost of attendance, testing, adjustments, repairs and replacements, customs duties, taxes (except income tax imposed upon the income of a Party) paid in respect of such facilities, billing activities, administrative costs, financial charges attributable to other Parties' shares of costs, and costs and expenses reasonably incurred on account of claims made by or against other persons in respect of such facilities or any part thereof and damages or compensation payable by AT&T on account of such claims. Costs, expenses, damages, or compensation payable to AT&T on account of claims made against other persons shall be shared by the Parties acquiring an IRU interest in Segment C in the same proportions as they share the costs of operating and maintaining Segment C.

       (e) The portion of the capital costs and operating and maintenance costs of Segment C to be borne by the Parties acquiring an IRU interest in Segment C pursuant to this Agreement shall be shared by them in the proportions specified in Schedule C.

       (f) Payments due under this Paragraph 11 shall be made in accordance with the following settlement plan:

              (i) AT&T shall determine the amount of the initial payment of the net capital cost of Segment C (i.e., capital cost less accrued depreciation determined in accordance with the accounting practices of AT&T) which will be due from the Parties acquiring an IRU interest in Segment C to the parties to other communications systems terminating at Segment C entitled to a share of such payments at the time the IRU interests in Segment C commence pursuant to Subparagraph 11(a).

              (ii) At least sixty days before RFS, AT&T shall render bills to the Parties acquiring an IRU interest in Segment C, on an actual or preliminary billing basis, for their proportionate shares of the amount referred to in Subparagraph 11(f) (i). In the case of preliminary bills, appropriate adjustments will be made as soon as practicable after the actual costs are determined.

              (iii) At least sixty days before RFS, AT&T shall render bills to the Parties acquiring IRU interest in Segment C, on an actual or preliminary billing basis, for their proportionate shares of the capital cost of cable station equipment (excluding equipment shared with other cable systems). In the case of preliminary bills, appropriate adjustments will be made as soon as practicable after the actual costs are determined.

              (iv) The billed Parties shall pay such bills to AT&T on or before the date on which the IRU interest in Segment C granted to the Parties pursuant to Subparagraph 11(a) becomes effective. As soon as practicable after receiving such payment, AT&T shall distribute said payments among the parties to the other communications systems terminating at Segment C in the proportions to which they are entitled.

              (v) AT&T shall bill each of the Parties for, and each Party shall pay its proportionate share of, (1) the portion of any capital costs of Segment C allocable to this Agreement incurred after the effective date of the grant to the Parties of an IRU interest in Segment C, and (2) the portion of the operating and maintenance costs of Segment C allocable to this Agreement, commencing at the time such IRU grant becomes effective.

       (g) In the event of a sale or other disposition of Segment C or part thereof prior to the termination of this Agreement, AT&T shall share with the other Parties any net proceeds, or costs, of such sale or disposition received, or expended, by AT&T, to the extent allocable to the Cable System, in the proportions in which the Parties' interests in the subject of the sale or disposition are determined at the time of the sale or disposition.

       (h) Subject to Subparagraph 11(g), nothing contained in this Agreement shall be deemed to vest in any Party other than AT&T, any salvage rights in Segment C or any cable station substituted therefor.

       (i) AT&T shall keep and maintain such books, records, vouchers and accounts of all costs that are incurred in the design, engineering, provision, construction and installation, as appropriate, of Segment C for a period of three (3) years from RFS or the date the work is completed, whichever is later.

       (j) With respect to operating and maintenance costs of Segment C, such, books, records, vouchers and accounts of costs, as are relevant, shall be kept and maintained by AT&T for a period of three (3) years from the date on which the corresponding bills to the Parties are rendered.

       (k) In keeping and maintaining books, records, vouchers, and accounts of costs pursuant to Subparagraphs 11(i) and 11(j), AT&T shall afford the other Parties the right to review or audit said books, records, vouchers, and accounts of costs. In affording the right to review or audit, AT&T shall be permitted to recover, from the Party or Parties requesting the review or audit, the entire cost reasonably incurred in complying with the review or audit. Such right of review and audit pursuant to this Subparagraph 11(k) shall only be exercisable through the F&A Subcommittee in accordance with the F&A Subcommittee's audit procedures.

       (l) After RFS the Management Committee shall arrange for a final audit to be conducted by the F&A Subcommittee. The costs of such audit shall be borne by the Parties in the proportions specified in Schedule C.

       (m) Amounts billed pursuant to this Paragraph 11 and not paid when due shall accrue extended payment charges from and including the day following the day on which payment was due until paid, said charges to be computed and applied in accordance with Subparagraphs 9(f) and 9(g).

       (n) The billing procedures specified in Subparagraphs 9(h) and 9(i) shall be applicable to all bills rendered pursuant to this Paragraph 11.

       (o) Notwithstanding Subparagraph 11(a), a Party thereby granted an IRU interest in Segment C may, prior to the commencement of that IRU interest, elect to renounce its IRU interest entitlement and to instead have use of Segment C for the duration of this Agreement on such terms and conditions as are agreed upon between that Party and AT&T and in such event the provisions of Subparagraphs 11(a)-(n) shall apply in relation to such use except insofar as they may be modified by such agreements. This Subparagraph 11(o) shall not operate to confer on a Party any financial or other benefit of substance to which the Party would not otherwise be entitled under this Agreement.

       (p) Upon request, AT&T shall provide to the other United States Carrier Parties hereto suitable space and connection with the Cable System at Segment C for operating and technical control purposes relating to capacity assigned, or to be assigned, to them in the Cable System. AT&T may provide such space in a building separate from its cable station but adjacent to its cable station and located on the land which forms a part of Segment C. Such United States Carrier Parties shall have the right to provide their own personnel and equipment in such space. Such United States Carrier Parties shall reimburse AT&T for the reasonable costs incurred by AT&T in providing such space and connection pursuant to this Subparagraph 11(p), including, but not limited to, the costs of any additional building that may reasonably be required.



12.    OBLIGATION TO CONNECT THE CABLE SYSTEM WITH INLAND SYSTEMS

       Each of the Parties, at its own expense, on or before the RFS date, shall do, or cause to be done, all such acts and things as may be necessary within its operating territory to provide and maintain throughout the period of this Agreement suitable connection of capacity in, or of capacity connected with capacity in, the Cable System with appropriate inland communications facilities in its operating territory.

13.    OBLIGATION TO PROVIDE TRANSITING FACILITIES TO EXTEND CABLE SYSTEM
       CAPACITY

       Each of the Parties shall use its best endeavors to furnish and maintain, or cause to be furnished and maintained, in efficient working order, for Carrier Parties not from that Party's country, and for telecommunications entities not from that Party's country that are not Parties but which are permitted to use capacity in the Cable System, for the duration of this Agreement, such transmission facilities in its respective country as may be suitable and reasonably required for extending capacity assigned to them for the purpose of handling communications transiting its respective country subject to the following conditions:

              (i) the use of the facilities shall not cause interference to other users of the facilities; and

              (ii) the facilities shall be furnished and maintained on terms and conditions which are no less favourable than those granted to other telecommunications entities for facilities of similar type, routing and quantity transiting the location involved. Such terms and conditions shall not be inconsistent with applicable governmental regulations in the location in which the facilities are located.

       No Party shall be required under this Agreement to furnish such facilities in its country to other Carrier Parties or telecommunications entities not Parties from its respective country. The provision of facilities pursuant to this Paragraph 13 shall be the subject of separate agreements acceptable to the affected parties.

14.    ALLOCATION AND USE OF CAPACITY

       ASSIGNMENT OF NOTIONAL CAPACITY

       (a) The Notional Capacity in Segment B shall be assigned to the Parties in accordance with Schedule D. Such assignments represent the intended capacity requirements of the Parties through at least the year 2005.

       (b) Capacity jointly assigned to two Parties shall be considered as consisting of two half interests in a MAUO, with each half interest assigned to one of the two Parties involved. Such capacity is assigned to the Parties for the provision of telecommunications services between such Parties.

       (c) Capacity wholly assigned to one Party shall be considered as consisting of two half interests in a MAUO, with both half interests assigned to one Party. Such capacity is assigned to the Party for provision of telecommunications services between such Party and other identified telecommunications entity(ies) not Party(ies) or between two identified telecommunications entities not Parties.

       ARRANGEMENT OF NOTIONAL CAPACITY

       (d) Capacity of 30 or more MAUOs jointly assigned between any two Parties or wholly assigned to a Party shall, if required by the Party or Parties concerned, be Initially arranged so as to ensure complete fascicles of 30, 90, 630 or 1890 MAUOs in the smallest number of such fascicles possible. In addition, one or more Parties assigned in the aggregate 30, or more than 30, MAUOs in the Cable System may, by agreement with the Parties to whom such capacity is jointly assigned, combine their MAUOs to avail themselves of the right afforded in this Subparagraph 14(d) with respect to the initial arrangement of capacity.

      (e) Capacity of 90 MAUOs, or multiples of 90 MAUOs, jointly assigned between any two Parties or wholly assigned to a Party, or in combination with one or more Parties as provided in Subparagraph 14(d), may be operated, by agreement with such Parties, at a rate of 6,312,000 bits per second with up to four component modules operating at 1,544,000 bits per second each containing up to twenty-four 64,000 usable bits per second channels. The resulting higher number of 64,000 usable bits per second channels shall not constitute an increase in the Cable System capacity for purposes of ownership and cost allocation.

      (f) When on a partially used channel operating at 6,312,000 bits per second, the placement of 1,544,000 bits per second component modules conflicts with the placement of 2,048,000 bits per second component modules, the latter shall take precedence.

      (g) Subsequent to the initial arrangement of capacity as provided in Subparagraph 14(d), capacity in the aggregate of 30, or more than 30, MAUOs assigned to one or more Parties may be rearranged, if so requested by such Parties, so far as reasonably possible, to ensure complete fascicles of 30, 90, 630 or 1890 MAUOs in the smallest number of such fascicles possible, provided:

             (i) the agreement of the relevant cable station owner is obtained, which agreement shall not be unreasonably withheld;

             (ii) the agreement of other Parties with assigned capacity that would be affected by the proposed rearrangement is obtained, which agreement shall not be unreasonably withheld; and

             (iii) all costs arising from the proposed rearrangement are first paid by the Parties requesting it.

      DISPOSITION OF NOTIONAL CAPACITY

      (h) Prior to RFS, a Party to whom capacity is wholly assigned, in accordance with Subparagraph 14(c), may make half interests in such capacity available to Parties or to additional Parties in such quantity at least equal to a half interest in one MAUO on a transfer of ownership basis provided that the additional Party(ies) is (are) the identified telecommunications entity(ies) pursuant to Subparagraph 14(c). At any time, a Party may make half interests in such wholly assigned capacity available to the identified telecommunications entities pursuant to Subparagraph 14(c) in such quantity at least equal to a half interest in one MAUO on such basis, other than by transfer of ownership interest, as they may agree.

      (i) A Party may make interests in any of the capacity jointly assigned to it pursuant to Subparagraph 14(b) available to other Parties or telecommunications entities not Parties (hereinafter referred to as "non-Parties") that are located within the same country as such Party, in such quantity at least equal to a half interest in one MAUO and on such basis as that Party and the other Party or non-Party concerned may agree other than, in the case of any non-Party, by transfer of ownership interest.

      (j) A Party whose initial joint assignment of capacity with another Party does not exceed 30 MAUOs may make its interests in any of the capacity jointly assigned with the other Party available to non-Parties for service with the other Party, in such quantity at least equal to a half interest in one MAUO and on such basis, other than by transfer of ownership interest, as that Party and the non-Parties concerned may agree.

      (k) Except as provided in Subparagraphs 14(h), 14(i) and 14(j), no Party may make interests in any of the capacity assigned to it available on any basis to other Parties or to non-Parties until the Notional Capacity has been expanded to the Design Capacity, except with the agreement of all the Parties. After the Notional Capacity has been expanded to the Design Capacity, any Party may make interests in any of the capacity assigned to it available to other Parties or to non-Parties, in such quantity at least equal to a half interest in one MAUO and on such basis as that Party and the other Party or non-Party concerned may agree other than, in the case of any non-Party, by transfer of ownership interest and, in the case of transfer of ownership interest to another Party, subject to the approval of the Management Committee.

      (l) Where capacity is jointly assigned in accordance with Subparagraph 14(b), neither Party may make interests in such capacity available to other Parties or to non-Parties without the consent of the other Party to whom the capacity is jointly assigned, which consent will not be unreasonably withheld.

      (m) In the event of any transfers of ownership between Parties pursuant to this Paragraph 14, payments will be made as may be agreed between the affected Parties and Schedules B, C and D shall be modified as appropriate.

      OPTIMISATION OF NOTIONAL CAPACITY ASSIGNMENTS

      (n) The communications capability of any capacity assigned in Schedule D may be optimized by the Party or Parties to whom such capacity is assigned by the use of equipment which will more efficiently use such capacity; provided that the use of such equipment does not cause an interruption of, or interference to, the use of any other capacity in the Cable System or prevent the use of similar equipment by other Parties. A Party to whom capacity is assigned shall permit the use of such equipment by a telecommunications entity to which such Party has made available the use of any such capacity, provided that such entity agrees that its use of the equipment will satisfy the conditions set forth in this Subparagraph 14(n). Such equipment, if used, shall not constitute a part of the Cable System.

      ALLOCATION AND UTILISATION OF COMMON RESERVE CAPACITY

      (o) The Common Reserve Capacity shall be held by the Parties in common and undivided shares in the same proportion as their percentage interests are set forth in Schedule C.

      (p) A proportionate share of the Common Reserve Capacity up to the equivalent capacity limit represented by its respective percentage interests pursuant to Subparagraph 14(o) may be temporarily allocated to a Party for utilization without charge for purposes of restoration of telecommunications services provided by that Party. The utilization of Common Reserve Capacity for purposes of restoration, other than as specifically provided for in this Subparagraph 14(p), shall require the concurrence specified in Subparagraph 14(q). This Subparagraph 14(p) shall not be construed as assuring the availability of Common Reserve Capacity for restoration nor shall it be construed as requiring the provision of any additional facilities. Any additional costs shall be borne by Party(ies) using the Common Reserve Capacity for restoration pursuant to this Subparagraph 14(p). This Subparagraph 14(p) shall also not be construed as precluding the Parties from agreeing to the establishment of broad-based restoration arrangements using Common Reserve Capacity.

      (q) The Management Committee may authorise the temporary use of Common Reserve Capacity for temporary or occasional purposes, including restoration, if the concurrence of at least 75% of the total voting interests of the Parties is obtained which must include the concurrence of the owners of Segments A and C, in recognition of the potential technical, financial and operational impact on cable station operations. With such concurrence, the Management Committee may establish procedures and the terms and conditions applicable, including payment of any reasonable additional costs incurred by the owners of Segments A and C in connection with such use of Common Reserve Capacity. Any procedures determined by the Management Committee pursuant to this Subparagraph 14(q) may also include arrangements for the administration of the utilization of the Common Reserve Capacity.

      (r) The Management Committee shall accord priority to increases in Notional Capacity pursuant to Paragraph 15 over any utilisation of Common Reserve Capacity pursuant to Subparagraphs 14(p) and 14(q).


15.   EXPANSION OF NOTIONAL CAPACITY

      The Management Committee may increase the Notional Capacity of the Cable System at the request of any Party or for the admission of additional Parties pursuant to Paragraph 24. In the event of an increase in the Notional Capacity, financial adjustments will be made between and among the Parties as necessary to adjust their contributions to the costs of the Cable System based on an expanded Notional Capacity and Schedules B, C and D shall be appropriately modified. The terms and conditions, including pricing arrangements, for increasing the Notional Capacity shall be determined by the Management Committee.


16.   DECREASE OR INCREASE OF DESIGN CAPACITY

      (a) If, subsequent to RFS, the Design Capacity of Segment B is increased or decreased pursuant to agreement of the Parties to this Agreement, or otherwise, the additional or reduced Design Capacity will be added to or subtracted from the Common Reserve Capacity. The Management Committee shall have authority to increase the Design Capacity of the Cable System with the concurrence of at least 75% of the total voting interests of the Parties which must include the concurrence of the owners of Segments A and C, in recognition of the potential technical, financial and operational impact on cable station operations.

      (b) In the event that the capacity which Segment B is capable of providing upon RFS, or such other date as the Parties may agree, is less than the Notional Capacity, or in the event that the capacity which Segment B is capable of providing during the term of this Agreement is reduced below the Notional Capacity as a result of physical deterioration, or for other reasons beyond the control of the Parties, the capacity assigned to the Parties in accordance with Schedule D shall be reduced in the proportions in which the capacity provided was assigned to the Parties immediately preceding such decrease in capacity. The assignment of fractional interests in capacity less than one MAUO resulting from such reductions shall be determined by agreement of the Parties. In the event of such a decrease of Design Capacity, payments will be made between and among the Parties as necessary to adjust the contribution to the capital costs of the Cable System theretofore made by each Party to reflect any Party's revised assignment of capacity. Such payments will be based on terms and conditions to be determined by the Management Committee. In addition, appropriate adjustments will be made in each Party's share of the capital costs and of the operating and maintenance costs relating to Segment B thereafter incurred to reflect that Party's revised assignment of capacity in the Cable System. In each such case, Schedules B, C and D shall be appropriately modified.


17.   DUTIES AND RIGHTS AS TO OPERATION AND MAINTENANCE OF SEGMENTS

      (a) TNI shall be responsible for the operation and maintenance of Segment A and that portion of Segment B between the System Interface at the cable station in New Zealand and its respective Cable Landing Point. TNI shall use all reasonable efforts to maintain Segment A and said portion of Segment B or cause Segment A and said portion of Segment B to be maintained, economically and in efficient working order.

      (b) AT&T shall be responsible for the operation and maintenance of Segment C and that portion of Segment B between the System Interface at the cable station in Hawaii and its respective Cable Landing Point. AT&T shall use all reasonable efforts to maintain Segment C and said portion of Segment B or cause Segment C and said portion of Segment B to be maintained, economically and in efficient working order.

      (c) TNI and AT&T shall be jointly responsible for the operation and maintenance of Segment B except those portions of Segment B between the appropriate System Interfaces at the cable stations in New Zealand and Hawaii and their respective Cable Landing Points. Such joint responsibility shall be apportioned between TNI and AT&T as those Parties may mutually agree. TNI and AT&T, for the purposes of Paragraphs 17 and 18 called the "Maintenance Authorities", shall perform their responsibilities in a manner consistent with applicable international cable maintenance agreements and shall use all reasonable efforts to maintain or cause to be maintained economically said portion of Segment B of the Cable System in efficient working order and with an objective of achieving effective and timely repairs when necessary. The Maintenance Authorities shall have the right to deactivate Segment B, or any part thereof, in order to perform their duties. Prior to such deactivation, reasonable notice shall be given to, and coordination shall be made with, the other Parties. To the extent possible, sixty days prior to initiating action, the Maintenance Authority involved shall advise the other Parties in writing of the timing, scope, and costs of significant planned maintenance operations or arrangements; of significant changes to existing operation and maintenance methods; and of contractual arrangements for cable ships or other maintenance facilities or devices that will have a significant impact on operation or maintenance costs. Should one or more Parties representing at least five percent (5%) of the total voting interests specified in Schedule B wish to review such a contractual arrangement, operation or change prior to its occurrence, such Party or Parties shall notify the appropriate Maintenance Authority and the O&M Subcommittee Chairman in writing within thirty (30) days of such advice. Upon such notification, the O&M Subcommittee shall initiate action to convene an ad hoc meeting for such review.

      (d) The responsibilities for the operation and maintenance of Segment B shall be reviewed, and recommendations shall be made as appropriate by the O&M Subcommittee at its discretion.

      (e) Each Party concerned shall give necessary information, relating to the operation and maintenance of the equipment which that Party may have designed or procured and which is used in the Cable System, to the Maintenance Authority by whom that equipment, by reason of the provisions of this Paragraph 17, is to be operated and maintained. Each Maintenance Authority with responsibility for the maintenance of any segment of the Cable System, in accordance with Subparagraphs 17(a), (b), (c) and (d), shall have prompt access, necessary to the performance of its duties, to all system maintenance information appropriate to those parts of the Cable System not covered by its authority.

      (f) Each Maintenance Authority shall be authorized to pursue claims in its own name, on behalf of the Parties, in the event of any damage or loss to the Cable System and may file appropriate lawsuits or other proceedings on behalf of the Parties. Subject to obtaining the prior concurrence of the Management Committee, a Maintenance Authority may settle or compromise any claims and execute releases and settlement agreements on behalf of the Parties as necessary to effect a settlement or compromise.

      (g) None of the Parties shall be liable to any other Party for any loss or damage sustained by reason of any failure in, or breakdown of, the facilities constituting the Cable System or any interruption of service, whatsoever shall be the cause of such failure, breakdown, or interruption, and however long it shall last, but, in the event of a failure or breakdown of any such facilities, if the Maintenance Authority responsible for maintaining and operating the facilities involved as specified in Subparagraphs 17(a), (b), (c) and (d) fails to restore those facilities to efficient working order and operation within a reasonable time after having been called upon to do so by any other Party to whom capacity is assigned by this Agreement, the Management Committee may, to the extent that it is practical to do so, place, or cause to be placed, such facilities in efficient working order and operation and charge the Parties their proportionate shares of the costs reasonably incurred in doing so.

      (h) Each Party, at its own expense, shall have the right to inspect from time to time the operation and maintenance of any portion of the Cable System and to obtain copies of the maintenance records. For this purpose, each Maintenance Authority responsible for maintaining any segment of the Cable System, as specified in Subparagraphs 17(a), (b),
      (c) and (d), shall retain significant records, including recorder charts, for a period of not less than five (5) years from the date of the record. If these records are destroyed at the end of this period, a summary of important items should be retained for the life of the Cable System. Such right of inspection pursuant to this Subparagraph 17(h) shall be subject to reasonable conditions of confidentiality.


18.   OPERATING AND MAINTENANCE COSTS OF SEGMENT B - ALLOCATION AND BILLING

      (a) The costs of operating and maintaining Segment B shall be shared by the Parties in the proportions specified in Schedule C.

      (b) The operating and maintenance costs to which Subparagraph 18(a) refers are the costs reasonably incurred in operating and maintaining the facilities involved, including, but not limited to, the cost of attendance, testing, adjustments, storage of plant and equipment, repairs (including repairs at sea) and replacements, cable ships (including an appropriate share of standby costs) and maintenance and repair devices that are or may hereafter become available (including an appropriate share of standby costs), cable depots, reburial and the replacement of plant, tools and test equipment, customs duties, taxes (except income tax imposed upon the income of a Party) paid in respect of such facilities, billing activities, financial charges attributable to other Parties' shares of costs incurred by a Maintenance Authority, supervision, overheads and costs and expenses reasonably incurred on account of claims made by or against other persons in respect of such facilities or any part thereof and damages or compensation payable by the Parties concerned on account of such claims. Costs, expenses, damages, or compensation payable to the Parties on account of claims made against other persons, shall be shared by the Parties in the proportions specified in Schedule C.

      (c) Subject to Paragraph 17, the Maintenance Authorities may authorise the purchase and use of special tools and test equipment for use on board cable ships which are required for the maintenance and repair of the Cable System and also any spare terminal equipment considered necessary to ensure that the facilities constituting the Cable System are returned to efficient working order and operation as soon as possible following the failure, breakdown or interruption of such facilities. The related costs may include, but are not limited to, the costs, or an appropriate share thereof, for the purchase, storage and maintenance of this equipment.

      (d) Each Maintenance Authority shall render to the other Parties bills for the expenditures and receipts herein referred to not more frequently than monthly in accordance with procedures to be established by the Management Committee. The Maintenance Authorities shall also from time to time furnish such further details of such bills as the other Parties may reasonably require. On the basis of such bills, each Party shall pay, in the currency in which the bill is rendered, such amounts as may be owed by the end of the calendar month following the calendar month in which the bills are rendered.

      (e) Amounts billed and not paid when due shall accrue extended payment charges from and including the day following the day on which payment was due until paid, said charges to be computed and applied in accordance with Paragraph 9.

      (f) The billing procedures specified in Subparagraphs 9(h) and 9(i) shall be applicable to all bills rendered pursuant to this Paragraph 18.

19.   SHARING OF CONTRACTUAL OBLIGATIONS AND LIABILITY

      (a) Each Party shall indemnify and shall keep indemnified and hold harmless the other Parties and each of their employees, servants, and agents to the extent hereinafter agreed, from and against all claims, demands, actions, suits, proceedings, writs, judgements, orders and decrees brought, made or rendered against them or any of them and all damages, losses and expenses suffered or incurred by them or any of them howsoever arising out of or related to any aspect of providing, constructing, laying or installing the Cable System or of its operation and maintenance. This indemnity shall not, however, relieve the Initial Parties of their obligations undertaken pursuant to Paragraphs 3 and 4 nor shall any Party be indemnified for intentional misconduct or reckless acts or omissions.

      (b) If a Party assumes obligations, commits moneys in the name or on behalf of the other Parties pursuant to this Agreement or is obliged by final judgement of a competent tribunal or under a settlement approved by the Management Committee to discharge any claim in damages or other liability, including costs or expenses associated therewith, to any person or entity which is not a Party to this Agreement and resulting from any aspect of providing, constructing, laying or installing the Cable System or of its operation and maintenance, that Party shall be entitled to reimbursement from the other Parties in the proportions set forth in Schedule C (unless any such claim for reimbursement arises from the intentional misconduct or reckless act or omission of the Party seeking reimbursement).

      (c) If a claim, demand, action, suit, proceeding, writ, judgement, order or decree as referred to in Subparagraph 19(a) is brought, made or rendered against a Party or any Party suffers or incurs any damages, losses or expenses in respect thereof, that Party shall, as a condition of reimbursement under Subparagraph 19(b), immediately notify all the other Parties and give them the opportunity to advise and recommend through the Management Committee on the means to defend or to settle same and, to the extent permitted by the relevant jurisdiction, to be joined in any proceedings relating thereto.

      (d) Except as provided in Subparagraph 17(f), as a precondition to the initiation of any legal proceedings by any Party or Parties on behalf of and for the benefit of any other Party or Parties, the Party or Parties planning to initiate such proceedings shall give notice, appropriate under the circumstances, to all other Parties.

      (e) The costs and benefits of any proceedings referred to in Subparagraph 19(d) shall be shared between the Parties in the manner described in Subparagraph 19(b).


20.   KEEPING AND INSPECTION OF BOOKS FOR SEGMENT B

      (a) For those portions of Segment B, if any, specified in the Supply Contract(s) as cost incurred items, the Procurement Group shall ensure that the Supply Contract(s) require(s) the supplier(s) to keep and maintain such books, records, vouchers and accounts of all such costs with respect to the engineering, provision and installation of those items for a period of three (3) years from the Date of Provisional Acceptance.

      (b) For those portions of Segment B, if any, specified in the Supply Contract(s) as fixed cost items subject to raw material adjustment, the Procurement Group shall ensure that the Supply Contract(s) require(s) the supplier(s) to keep and maintain such books, records, vouchers, and accounts of all costs with respect to any raw material adjustments for a period of three (3) years from the Date of Provisional Acceptance.

      (c) For those portions of Segment B specified in the Supply Contract(s) as fixed cost items, the Procurement Group shall ensure that the Supply Contract(s) require(s) the supplier(s) to keep and maintain records with respect to its (their) billing of those items for a period of three (3) years from the Date of Provisional Acceptance.

      (d) The Procurement Group shall ensure that the Supply Contract(s) require(s) the supplier(s) to obtain from its (their) contractors and subcontractors such supporting records, for other than the cost of fixed cost items, as may be reasonably required by this Paragraph 20 and to maintain such records for a period of three (3) years from the Date of Provisional Acceptance.

      (e) The Procurement Group shall ensure that the Supply Contract(s) shall afford the Parties the right to review the books, records, vouchers, and accounts required to be kept, maintained, and obtained pursuant to Subparagraphs 20(a), 20(b), 20(c) and 20(d). Such right shall only be exercisable through the F&A Subcommittee in accordance with the F&A Subcommittee's audit procedures.

      (f) With respect to additions to Segment B, comparable records to those specified in Subparagraphs 20(a), 20(b), 20(c) and 20(d), as appropriate, shall be maintained by the Party providing such addition for a period of three (3) years from the installation date of such addition.

      (g) OTC, AT&T and TNI shall each keep and maintain such books, records, vouchers, and accounts of all costs that are incurred in the engineering, provision, and installation of Segment B and not included in the Supply Contract(s), as defined in Paragraph 8, which they incur directly, for a period of three (3) years from RFS or the date the work is completed, whichever is later.

      (h) With respect to operating and maintenance costs of Segment B, such books, records, vouchers, and accounts of costs, as are relevant, shall be kept and maintained by TNI and AT&T for a period of three (3) years from the date on which the corresponding bills to the Parties are rendered.

      (i) Any Party keeping and maintaining books, records, vouchers, and accounts of costs pursuant to Subparagraphs 20(f), 20(g) and 20(h) shall afford the Parties the right to review or audit said books, records, vouchers, and accounts of costs. In affording the right to review or audit, any such Party shall be permitted to recover, from the Party or Parties requesting the review or audit, the entire cost reasonably incurred in complying with the review or audit. Such right of review and audit pursuant to this Subparagraph 20(i) shall only be exercisable through the F&A Subcommittee in accordance with the F&A Subcommittee's audit procedures.

      (j) After RFS the Management Committee shall arrange for a final audit to be conducted by the F&A Subcommittee. The costs of such audit shall be borne by the Parties in proportion to their ownership interests shown in Schedule C.


21.   GOVERNMENTAL APPROVALS

      The performance of this Agreement by the Parties is contingent upon the obtaining and continuance of such governmental approvals, consents, authorisations, licenses and permits as may be required or be deemed necessary by the Parties and as may be satisfactory to them and the Parties shall use all reasonable efforts to obtain and have continued in effect such approvals, consents, authorisations, licenses and permits.


22.   ASSIGNMENT OF RIGHTS AND OBLIGATIONS

      Except as otherwise provided in Paragraphs 14, 15, 16, 23 and 24, during the continuance of this Agreement no Party shall, without the consent of the other Parties, sell, assign, transfer, or dispose of its rights or obligations under this Agreement or of any interest in the Cable System except to a successor or subsidiary of such Party or a corporation controlling, or under the same control as, such Party, in which case written notice shall be given in a timely manner by the Party making said sale, assignment, transfer, or disposition, and provided that in the case of any assignments of capacity in the Cable System to a subsidiary pursuant to this Paragraph 22, the consent of the other Party or Parties to whom the capacity is jointly assigned shall be obtained pursuant to Subparagraph 14(l), which consent shall not be unreasonably withheld.


23.   DEFAULT

      (a) If any Party fails to make any payment required by this Agreement on the date when it is due and such default continues for a period of at least two months after the date when payment is due, the billing Party may notify the billed Party in writing of its intent to notify the Management Committee of the status of the matter and to request the reclamation of capacity, as provided for in this Paragraph 23, if full payment is not received within four months of such notification to the billed Party. If full payment is not received within such specified period, the billing Party may notify the Management Committee of the status of the matter and request that the Management Committee reclaim the capacity in the Cable System assigned to the billed Party.

      (b) The Management Committee shall have the option of reclaiming the capacity assigned to a Party that is in default of this Agreement pursuant to Subparagraph 23(a), if such default has existed for a period of six (6) months. The Management Committee shall consider any extenuating circumstances not within the specific control of the defaulting Party and the interests of any Party or Parties that have jointly assigned capacity with the defaulting Party in determining whether or not to reclaim any or all of the capacity assigned to such defaulting Party. The Management Committee shall determine arrangements for disposition of any reclaimed capacity taking into account the interests of the Party or Parties holding jointly assigned capacity with the defaulting Party. Such of the remaining Parties as shall agree to take the reclaimed capacity of a defaulting Party which is to be reassigned shall make appropriate payments which shall then be distributed to those remaining Parties entitled to the proceeds. The remaining Parties shall not be obligated to make any payments or credits for capital costs to the defaulting Party for the reclaimed capacity. All rights of a defaulting Party under this Agreement shall terminate as of the time the Management Committee reclaims all of the capacity previously assigned to the defaulting Party; and concurrent with such reclamation of capacity, the defaulting Party shall cease to be a Party to this Agreement. This Agreement shall be appropriately amended to reflect the default of a Party and the reallocation of interests pursuant to arrangements determined by the Management Committee.


24.   ADMISSION OF ADDITIONAL PARTIES

      (a) The Management Committee shall be empowered on one or more occasions prior to RFS to admit telecommunications entities not signatory hereto as additional Parties. In being so admitted, an additional Party shall acquire the same rights and obligations as the other Parties subject to the following:

             (i) the admission of additional Parties shall be on terms and conditions to be determined by the Management Committee;

             (ii) the additional Party accepts responsibility to pay its proportionate share of any costs incurred under this Agreement prior to its becoming a Party; and

             (iii) the additional Party accepts and abides by the terms and conditions of this Agreement and all decisions properly taken under this Agreement prior to its becoming a Party.

      (b) The Management Committee with the concurrence of at least 75% of the total voting interests of the Parties may agree to admit telecommunications entities not signatory hereto as additional Parties after RFS subject to terms and conditions to be decided.

      (c) Additional Parties shall be admitted by Supplementary Agreements to this Agreement. The Initial Parties are hereby authorised to act as representatives and agents of all Parties to execute such Supplementary Agreements for the admission of additional Parties. Schedules A, B, C and D shall be appropriately modified.


25.   RATIFICATION OF PRIOR DECISIONS AND ACTIONS

      Each Party to this Agreement does hereby, and each additional Party admitted pursuant to Paragraph 24 shall thereby unconditionally ratify and accept as binding on it, its successors, permitted assigns or trustees all decisions and actions theretofore taken directly or indirectly by any other Party or Parties or any committee or subcommittee or group pursuant to this Agreement or the Initial Agreement.


26.   RESOLUTION OF DISPUTES

      (a) If a dispute should arise under this Agreement between or among the Parties they shall make every reasonable effort to resolve such dispute. However, in the event that they are unable to resolve such dispute, the matter shall be referred to the Management Committee which shall either resolve the matter or determine the method by which the matter should be resolved. This procedure shall be the sole and exclusive remedy for any dispute which may arise under this Agreement between or among the Parties.

      (b) The performance of this Agreement by the Parties shall continue during the resolution of any dispute.

27.   RELATIONSHIP OF PARTIES TO EACH OTHER

      The relationship between or among the Parties shall not be that of partners and nothing herein contained shall be deemed to constitute a partnership between or among them, and the common enterprise among the Parties shall be limited to the express provisions of this Agreement.


28.   PRIVILEGES FOR DOCUMENTS OR COMMUNICATIONS

      Each Party specifically reserves, and is granted by each of the other Parties, in any action, arbitration or other proceeding between or among the Parties or any of them in a country other than that Party's own country, the right of privilege, in accordance with the laws of that Party's own country, with respect to any documents or communications which are material and pertinent to the subject matter of the action, arbitration or proceeding in which privilege could be claimed or asserted by that Party in accordance with those laws, and such privilege, whatever may be its nature and whenever it be claimed or asserted, shall be allowed to that Party as it would be allowed if the action, arbitration or other proceeding had been brought in a court of, or before an arbitrator in, the Party's own country.


29.   PERIOD OF AGREEMENT AND REALISATION OF ASSETS

      (a) This Agreement shall become effective on the day and year first above written and shall continue in operation for at least an initial period of twenty five (25) years following RFS and shall be terminable thereafter by agreement of the Parties. However any Party may terminate its participation in this Agreement at the end of the initial period or any time thereafter by giving not less than one (1) year's prior notice thereof, in writing, to the other Parties. Upon the effective date of termination of participation of a Party, Schedules A, B, C and D shall be appropriately modified. The remaining Parties shall assume the capital, operating, and maintenance interests of the Party terminating its participation in proportion to their interests assigned immediately preceding such effective date of termination, except for the continuing rights and obligations of the terminating Party as specified in Subparagraphs 29(c) and (d). No credit for capital costs will be made to a Party that terminates its participation in accordance with this Subparagraph 29(a).

      (b) The interests of a Party or Parties in Segment B of the Cable System which come to an end by reason of the termination of its or their participation in this Agreement or the termination of this Agreement shall be deemed to continue for as long as is necessary for effecting the purposes of Subparagraphs 29(c) and (d) and in the case of interests which come to an end by reason of a Party or Parties terminating its or their participation in this Agreement, Segment B shall accordingly thereafter be held as respects such interests as at the first time any Party terminates its participation in this Agreement, upon the appropriate trusts by the Parties who are the owners thereof. Should the doctrine of trusts not be recognised under the laws of the country, territory or place where the property to which such interests relate is located, then the Party or Parties who are the owners thereof shall nevertheless be expressly bound to comply with the provisions of Subparagraphs 29(c) and (d).

      (c) Upon termination of this Agreement the Parties shall use their best efforts to liquidate Segment B of the Cable System within a reasonable time by sale or other disposition, but no sale or disposition shall be effected except by agreement between or among the Parties who have interests in the subject thereof at the time this Agreement is terminated. In the event agreement cannot be reached, the decision will be carried on the basis of a simple majority of the total voting interests as specified in Schedule B. The costs or net proceeds of every sale or other disposition shall be divided between or among the Parties who have or were deemed to have interests in the subject thereof in the proportions in which such Parties' ownership interests are specified in Schedule C immediately preceding the first time any Party terminates its participation in this Agreement or this Agreement is terminated pursuant to Subparagraph 29(a), whichever occurs first. The Parties shall execute such documents and take such action as may be necessary to effect any sale or other disposition made pursuant to this Paragraph 29.

      (d) A Party's termination of its participation in this Agreement or the termination of this Agreement pursuant to Subparagraph 29(a) shall not relieve that Party or Parties from any liabilities, costs, damages or obligations which may arise in connection with claims made by third parties with respect to the Cable System, the facilities that comprise the Cable System or any part or portion thereof, or which may arise in relation to the Cable System due to any law, order or regulation made by any government or supranational legal authority pursuant to any international convention, treaty or agreement. Any such liabilities, costs, damages or obligations incurred or benefits accruing in satisfying such obligations shall be divided among the Parties in the proportions in which such Parties' ownership interests are specified in Schedule C immediately preceding the first time any Party terminates its participation in this Agreement or this Agreement is terminated pursuant to Subparagraph 29(a), whichever occurs first.


30.   BILLS, PAYMENTS AND NOTICES

      (a) OTC shall render bills due under this Agreement in Australian dollars, and such bills shall be payable in Australian dollars to the designated office of OTC. AT&T shall render bills due under this Agreement in U.S. dollars, and such bills shall be payable in U.S. dollars to the designated office of AT&T. TNI shall render bills due under this Agreement in New Zealand dollars, and such bills shall be payable in New Zealand dollars to the designated office of TNI. OTC, AT&T and TNI may also render bills in the currencies specified in the Supply Contract(s) for payment to the supplier(s), and such bills shall be payable in the currency(ies) in which they are rendered.

      (b) Unless otherwise designated by the Party concerned, bills rendered, payments made and notices issued under this Agreement shall be addressed to the respective Parties by registered airmail, dispatch of which shall be advised by a telex or facsimile giving a summary of the payments due, expenses concerned or notices issued.

      (c) All amounts billed or payable under this Agreement shall be paid in full without deduction of any taxes, duties or other withholdings.


31.   WAIVER

      The waiver by any Party of a breach of, or a default under, any of the provisions of this Agreement, or the failure of any Party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provision, right, or privilege hereunder.


32.   PARAGRAPH HEADINGS

      The paragraph headings do not form part of this Agreement and shall not have any effect on the interpretation thereof.


33.   EXECUTION OF AGREEMENT AND AMENDMENTS

      (a) This Agreement, any amendment thereof and any Supplementary Agreement pursuant to Subparagraph 24(c) shall each be executed as one original in the English language.

      (b) OTC shall be the custodian of this Agreement and any such amendment or Supplementary Agreement and shall accord access to them to a Party upon reasonable notice. Each Party shall be provided with a certified photocopy of this Agreement and any such amendment or

      Supplementary Agreement and any revised Schedules. A notarised copy of this Agreement and any such amendment or Supplementary Agreement shall be provided to a Party upon request, and at the requesting Party's expense.

      (c) Subject to Subparagraphs 24(c) and 33(d), this Agreement and any of the provisions hereof may be altered or added to only by another agreement in writing signed by a duly authorized person on behalf of each and every Party to this Agreement.

      (d) Subparagraph 33(c) shall not apply to any Schedule modified in accordance with any other provision of this Agreement and any Schedule so modified shall be deemed to be a part of this Agreement in substitution for the immediately preceding version of that Schedule.


34.   INTERPRETATION OF AGREEMENT

      If any difference shall arise between or among the Parties or any of them respecting the interpretation or effect of this Agreement or any part of provision thereof or their rights and obligations thereunder, and by reason thereof there shall arise the need to decide the question by what municipal or national law this Agreement or such part or provision thereof is governed, the following facts shall be excluded from consideration, namely, that this Agreement was made in a particular country and that it may appear by reason of its form, style, language or otherwise to have been drawn preponderantly with reference to a particular system of municipal or national law; the intention of the Parties being that such facts shall be regarded by the Parties and in all courts and tribunals wherever situated as irrelevant to the question aforesaid and to the decision thereof.

35.   SUCCESSORS BOUND

      This Agreement shall be binding on the Parties, their successors and permitted assigns.


      TESTIMONIUM

      IN WITNESS WHEREOF the Parties hereto have severally subscribed these presents or caused them to be subscribed in their names and on their behalf by their respective representatives thereunto duly authorised.


      AMERICAN TELEPHONE AND TELEGRAPH COMPANY

      BY: /s/ [ILLEGIBLE]


      BORD TELECOM EIREANN

      BY: /s/ [ILLEGIBLE]


      BRITISH TELECOMMUNICATIONS PLC

      BY: /s/ [ILLEGIBLE]


      BUNDESMINISTERIUM FUR OFFENTLICHE WIRTSCHAFT UND VERKEHR,
      GENERALDIREKTION FUR DIE POST- UND TELEGRAPHENVERWALTUNG

      BY: /s/ [ILLEGIBLE]

      DEUTSCHE BUNDESPOST TELEKOM

      BY: /s/ [ILLEGIBLE]


      ENTREPRISE DES POSTES, TELEPHONES ET TELEGRAPHES SUISSES

      BY: /s/ [ILLEGIBLE]


      FRANCE TELECOM

      BY: /s/ [ILLEGIBLE]


      GTE HAWAIIAN TELEPHONE COMPANY INCORPORATED

      BY: /s/ [ILLEGIBLE]


      HONG KONG TELECOM INTERNATIONAL LIMITED

      BY: /s/ [ILLEGIBLE]


      INTERNATIONAL DIGITAL COMMUNICATIONS INC.

      BY: /s/ [ILLEGIBLE]


      INTERNATIONAL TELECOM JAPAN INC.

      BY: /s/ [ILLEGIBLE]

      INTERNATIONAL TELECOMMUNICATION DEVELOPMENT CORPORATION

      BY: /s/ [ILLEGIBLE]


      ITALCABLE S.P.A.

      BY: /s/ [ILLEGIBLE]


      KOKUSAI DENSHIN DENWA CO., LTD.

      BY: /s/ [ILLEGIBLE]


      MCI INTERNATIONAL, INC.

      BY: /s/ [ILLEGIBLE]


      MERCURY COMMUNICATIONS LIMITED

      BY: /s/ [ILLEGIBLE]


      OTC LIMITED

      BY: /s/ [ILLEGIBLE]


      OVERSEAS TELECOMMUNICATIONS, INC.

      BY: /s/ [ILLEGIBLE]

      PHILIPPINE GLOBAL COMMUNICATIONS, INC.

      BY: /s/ [ILLEGIBLE]


      PHILIPPINE LONG DISTANCE TELEPHONE COMPANY

      BY: /s/ [ILLEGIBLE]


      PTT TELECOM BV

      BY: /s/ [ILLEGIBLE]


      REGIE DES TELEGRAPHES ET DES TELEPHONES DE BELGIQUE

      BY: /s/ [ILLEGIBLE]


      SWEDISH TELECOM

      BY: /s/ [ILLEGIBLE]


      TELECOM NETWORKS AND INTERNATIONAL LTD.

      BY: /s/ [ILLEGIBLE]


      TELEGLOBE CANADA INC.

      BY: /s/ [ILLEGIBLE]

      TRANSPACIFIC COMMUNICATIONS, INCORPORATED

      BY: /s/ [ILLEGIBLE]


      TRT/FTC COMMUNICATIONS, INC.

      BY: /s/ [ILLEGIBLE]


      US SPRINT COMMUNICATIONS COMPANY LIMITED PARTNERSHIP

      BY: /s/ [ILLEGIBLE]


      WORLD COMMUNICATIONS INC.

      BY: /s/ [ILLEGIBLE]

                              LIST OF OMITTED SCHEDULES

          The following Schedules to the PacRimEast Cable System Construction and Maintenance Agreement have been omitted from this Exhibit and shall be furnished supplementally to the Commission upon request:

          Schedule A - Parties to this Agreement

          Schedule B - Voting Interests in the Cable System

          Schedule C - Ownership Interests and Allocation of Capital Operating
                       and Maintenance Costs of Segment B and Proportions of Capital, Operating and Maintenance Costs for Use of Segments A and C

          Schedule D - Assignment of Capacity in Segment B in Half Interest in
                       MAUOs

          Annex 1 - Procurement Group Terms of Reference

          Annex 2 - Terms of Reference of Subcommittees

          The following Revised Schedules, effective January 31, 1996, to the PacRimEast Cable System Construction and Maintenance Agreement have been omitted from this Exhibit and shall be furnished supplementally to the Commission upon request:

          Schedule B - Voting Interests in the Cable System

          Schedule C - Ownership Interests and Allocation of Capital Operating
                       and Maintenance Costs of Segment B and Proportions of Capital, Operating and Maintenance Costs for Use of Segments A and C

          Schedule D - Assignment of Capacity in Segment B in Half Interest in
                       MAUOs

          The following Revised Schedules, effective September 1, 1996, to the PacRimEast Cable System Construction and Maintenance Agreement have been omitted from this Exhibit and shall be furnished supplementally to the Commission upon request:

          Schedule B - Voting Interests in the Cable System

          Schedule C - Ownership Interests and Allocation of Capital Operating
                       and Maintenance Costs of Segment B and Proportions of Capital, Operating and Maintenance Costs for Use of Segments A and C

          Schedule D - Assignment of Capacity in Segment B in Half Interest in
                       MAUOs